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                                                                    Exhibit 99.1

[SIGHT RESOURCE CORPORATION LOGO]

                           SIGHT RESOURCE CORPORATION
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                        ANNOUNCES SALE OF SHAWNEE OPTICAL
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CINCINNATI, OHIO, JANUARY 14, 2004 - SIGHT RESOURCE CORPORATION (OTC: VISN), a
leading provider of primary eye care products, services, and managed vision care programs, today announced that it has completed the sale of the assets of its Shawnee Optical subsidiary to Leonardi Group, Inc. for $1,580,000 and the assumption of certain debts. The purchase price will be paid by a combination of cash, assumption of certain debts and a note.

Carene Kunkler, President and Chief Executive Officer of Sight Resource Corporation stated, "This sale is part of a plan to improve strategic focus on our operating divisions. Shawnee Optical comprised less than 10% of the total assets of Sight Resource Corporation."

Leonardi Group, Inc. is led by long time Shawnee operating officer, Robert Leonardi. Leonardi was Shawnee's President prior to the 1999 acquisition and was retained by Sight Resource Corporation as Shawnee's general manager after the acquisition.

Speaking for himself and the Shawnee management team, Leonardi said, "We're very pleased to have the opportunity to reacquire Shawnee Optical."

Sight Resource Corporation is one of the country's leading providers of primary eye care products and services including managed vision care programs, now operating 99 primary eye care centers in the U.S. The Company provides a full range of eyewear, contact lenses, prescription and non-prescription sun wear, and a complete line of accessories through an integrated network of opticians, optometrists, and ophthalmologists affiliated with its primary eye care chains:
Cambridge Eye Doctors in Massachusetts and New Hampshire, E.B. Brown Opticians in Ohio and Pennsylvania, Eyeglass Emporium in Indiana, Kent Optical in Michigan, Vision Plaza in Louisiana and Mississippi, and Vision World in Rhode Island.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release which are not historical fact and are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and additional factors affecting the Company's business are described in the Company's Form 10-K for the fiscal year ended December 29, 2001, as amended, filed with the Securities and Exchange Commission, and as supplemented by the Company's Form 10-Q for the quarter ended September 28, 2002, also filed with the SEC."

CONTACTS:
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Sight Resource Corp.
Carene Kunkler, President
(513) 527-9770

Leonardi Group, Inc. dba Shawnee Optical
Robert Leonardi, President
(814) 838-9146